                              SETTLEMENT AGREEMENT

This Settlement Agreement is made and entered into this 31st day of July 1998 by and between NBA Properties, Inc. ("NBAP"); Marvel Entertainment Group, Inc. ("Marvel"), Fleer Corporation ("Fleer") and Skybox International, Inc. ("Skybox," and together with Marvel and Fleer collectively hereinafter "Debtors"); John J. Gibbons, chapter 11 trustee (the "Trustee") for the estates of the Debtors; and Panini, S.p.A. ("Panini"), a wholly-owned, non-debtor subsidiary of Marvel.

                                    RECITALS

A. NBAP and Marvel entered into a license agreement dated July 21, 1995, as subsequently amended (the "License Agreement"), pursuant to which NBAP licensed to Marvel, and its wholly owned subsidiaries, Fleer, Skybox, and Panini (collectively the "Licensees") the non-exclusive right to use certain NBA player likenesses, trademarks and other intellectual property (the "NBA Marks"), which License Agreement expires on July 31, 1999.

B. Pursuant to the License Agreement, Marvel was obligated to make certain guaranteed royalty payments and advertising, media and promotional payments.

C. The Debtors filed separate petitions for reorganization under Chapter 11 of 11 U.S.C. ss.101, et seq. ("Bankruptcy Code") on December 27, 1996 (the "Petition Date") and the cases were procedurally consolidated (the "Bankruptcy Proceeding"). On November 17, 1997, the United States District Court for the District of Delaware withdrew the reference to the Bankruptcy Court, and the Bankruptcy Proceeding is now pending in the United States District Court for the District of Delaware, (the "Court" or the "Delaware Court") Civil No. 97-638 (RRM).

D. On December 22, 1997, John J. Gibbons was appointed Trustee for all of the Debtors and his appointment was approved by the Court on the same date.

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E. It is NBAP's position that amounts paid by the Debtors under the License
Agreement are less than the guaranteed minimum royalty payments and advertising, media and promotional payments due thereunder, and that the Debtors are therefore in default under their obligations pursuant to the License Agreement (the "Default"), which positions the Debtors and the Trustee dispute.

F. It is NBAP's position that Marvel, Fleer, Skybox and Panini are jointly and severally liable for all amounts owed to NBAP under the License Agreement, including all payments claimed to be now in default and all amounts scheduled to become due through the expiration of the License Agreement, which position the Debtors, the Trustee and Panini dispute.

G. NBAP has asserted claims against the Debtors in the Bankruptcy Proceedings regarding the License Agreement that are the subject of Proofs of Claims, including, without limitation, claim numbers 584 through 589, inclusive.

H. On October 14, 1997, NBAP commenced a lawsuit against Panini, titled NBA Properties, Inc. v. Panini S.p.A., Civ. No. 97-7603 (LAP) (the "Panini Litigation"), in the United States District Court for the Southern District of New York ("Southern District"), in which NBAP seeks payment from Panini for substantially all of the obligations due to NBAP under the License Agreement through its date of expiration, including royalties.

I. On December 9, 1997, Marvel, as debtor-in-possession and prior to the appointment of the Trustee, commenced an adversary proceeding in the Delaware Court titled Marvel Entertainment Group, Inc. et al v. NBA Properties, Inc., Civ. No. 97-650 (RRM) (the "Adversary Proceeding"), seeking to enjoin further proceedings in the Panini Litigation.

J. It is the Trustee's position that the claims asserted by NBAP in the Panini Litigation are without merit and that the Panini Litigation is disruptive of and will interfere with the Bankruptcy Proceedings and the reorganization of the Debtors therein. Accordingly, the Trustee has continued the Adversary Proceeding.

K. The Official Committee of Unsecured Creditors in the Bankruptcy Proceeding (the "Committee"), has taken the position that certain sums that have been paid to unsecured

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creditors, which may include payments to NBAP under the License Agreement pursuant to an Order of the Court dated December 27, 1996 (the "Ordinary Course Order"), were improperly paid and may be subject to disgorgement. The Committee has moved before the Court pursuant to Federal Rule of Civil Procedure 60(b) (the "60(b) Motion", and together with the Panini Litigation and the Adversary Proceeding, collectively, the "Litigations"), for relief from the Ordinary Course Order. The Committee has indicated that, upon the Court's approval of a certain settlement agreement effecting consensual amendments to the Plan, the Committee will consent to this Settlement Agreement and waive any objection to a motion for an Order of the Court approving this Settlement.

L. The Third Amended Plan of Reorganization (the "Plan") has been proposed by Toy Biz, Inc., and certain of the Secured Lenders(1) in the Bankruptcy Proceeding (the "Plan Proponents"). The Plan provides that the License Agreement is rejected. Upon Consummation, Toy Biz, Inc. will change its name to Newco and Newco will become the parent and sole shareholder of Marvel, Fleer and Skybox. Marvel will remain as the parent and sole shareholder of Panini. A confirmation hearing has been held by the Court, and by Order dated July 13, 1998, the Court has confirmed the Plan.


M. NBAP and Marvel, with the approval of the Trustee and in consultation with Fleer, Skybox, Panini and the Plan Proponents, recognize the mutual desirability of a continued licensing relationship between NBAP and Marvel as reorganized pursuant to the Plan. In addition, each of the parties to this Settlement Agreement desires to achieve final resolution of the various claims between them, and to avoid the cost and uncertainty of litigating those claims. In accordance with the foregoing, each of the parties to this Settlement Agreement have reached an amicable resolution of all of the disputes and claims between them pursuant to the terms and conditions set forth herein.

---------------
(1) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in the Third Amended Plan or any further amended plan.

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


                                   AGREEMENT

       NOW, THEREFORE, in consideration of their mutual promises and other good and valuable consideration, receipt of which is acknowledged, the parties intending to be bound, agree as follows:

1. The Amended License Agreement. Marvel, as authorized by the Trustee, and NBAP have amended the License Agreement upon the terms and conditions set forth in an amended license agreement, dated July 31, 1998, (the "Amended License Agreement") (attached hereto as Exhibit A) and in this Settlement Agreement. The Amended License Agreement shall be deemed to modify and replace all of the terms of the License Agreement. Marvel, the Trustee and NBAP further agree that the Amended License Agreement (or any modification thereof which is approved by the Trustee, the Plan Proponents, NBAP and the Court) shall be assumed (the "Assumption") by Marvel, and shall be binding upon Marvel, upon the Consummation Date of the Plan.

2. Effective Date of the Amended License Agreement. The effective date of the Amended License Agreement shall be the Consummation Date of the Plan; provided however that, subject to the occurrence of any one of the Contingencies as defined in paragraph 7 of this Settlement Agreement, NBAP and Marvel shall perform under the Amended License Agreement, and the obligations of the parties to the Amended License Agreement, including Marvel's earned and minimum royalty obligations, shall accrue beginning on August 1, 1998, as if the Amended License Agreement was in full force and effect from that date; provided further however, that, to the extent the minimum guaranteed royalty obligations that accrue and become due and payable under the Amended License Agreement from August 1, 1998, until the Consummation Date of the Plan are in excess of those royalty obligations calculated under the royalty rate(s) in the Amended License Agreement, those excess payments shall be deferred to no later than the Consummation Date.

3. Payments. It is agreed, and the Order of Approval (as hereafter defined) shall provide, that as full and total cure of the Default and all other defaults (whether or not identified herein)

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

under the License Agreement payable upon the Assumption and effective date of the Amended License Agreement:

       (i) On or before the Consummation Date, Newco will pay the sum of $11 million to NBAP, and it is agreed that this payment shall be the obligation of Newco and not of any other person or entity; and

       (ii) On or before the Consummation Date, Newco and Panini will pay to Street Hoops International, NBA Entertainment, Inc., and NBAP, the amounts due under invoices for photography products and services and media purchases received by the Debtors, and/or Panini, in accordance with the schedule attached hereto as Exhibit B.

       (iii) Effective upon receipt of the payments due under paragraph 3(ii) of this Settlement Agreement, NBAP hereby indemnifies and unconditionally holds harmless the Debtors, Panini, the Trustee, and Newco, and each of their respective past and present directors, officers, employees, attorneys, representatives, successors, assigns and agents, against any and all claims related to the License Agreement from Street Hoops International, NBA Entertainment, Inc., or any other NBAP affiliate, to the extent such claim survives the general releases granted in this Settlement Agreement.

       (iv) Newco will pay the sum of $1 million to NBAP on the date one year after the Consummation Date (the "Consummation Anniversary Date") and NBAP will receive a recognized and allowed general Unsecured Claim in the aggregate amount of $20 million (the "Allowed Claim") in the Bankruptcy Proceeding. Any cash received by NBAP prior to the Consummation Anniversary Date in any distribution respecting the Allowed Claim shall be a credit first against the $1 million payment due NBAP under this paragraph 3(iv), and thereafter against Marvel's royalty obligations under the Amended License Agreement. NBAP shall use commercially reasonable efforts to liquidate any warrants received in any distribution respecting the Allowed Claim, and any net cash proceeds thereof received by NBAP prior to the Consummation Anniversary Date shall also be a credit first against the $1 million payment due NBAP under this paragraph 3(iv), and thereafter against Marvel's royalty obligations under the


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


Amended License Agreement. Any distribution received by NBAP respecting the Allowed Claim after receipt of the $1 million payment under this paragraph 3(iv), whether in cash or in net cash proceeds from the liquidation of warrants, shall be a credit against Marvel's royalty obligations under the Amended License Agreement.

       (v) Subject to the occurrence of any one of the Contingencies and the voiding of this Settlement Agreement as set forth in paragraph 7 herein and the dismissal of the Panini Litigation, it is hereby agreed that all payments to NBAP prior to the Consummation Date of the Plan, whether pursuant to the License Agreement, interim agreements, paragraph 2 of this Settlement Agreement, Orders of the Court or otherwise, are final and irrevocable, and the Debtors, Newco, Panini and the Trustee waive and release any right to the repayment to the Debtors' estates or any successor thereto, including the Litigation Trust established pursuant to the Plan, of any money previously paid to NBAP and any right under Article 5 of the Bankruptcy Code to avoid and recover any transfer that may have been received by NBAP.

4. Approval of the Court. The Trustee, as soon as practicable after the execution of this Settlement Agreement, agrees to file with the Court a motion for an Order in a form agreeable to all of the parties to this Settlement Agreement (the "Order of Approval"): (i) approving this Settlement Agreement pursuant to Federal Rule of Bankruptcy Procedure 9019, (ii) that the Plan be deemed amended to reflect that the License Agreement has been assumed as modified by the Amended License Agreement and by the terms of this Settlement Agreement, and (iii) that the rejection of the License Agreement originally proposed in the Plan will be deemed withdrawn.

5. Dismissal of Litigations. Upon payment of the amounts set forth in paragraphs 3(i) and 3(ii) of this Settlement Agreement, the parties agree to dismiss and to cease any further prosecution of any of the Litigations or any other litigation now pending between them, in accordance with the schedule and terms set forth in this paragraph 5. In furtherance of this Settlement Agreement, it is agreed that no party shall further prosecute any of the Litigations against each other or against any other person or entity, except as follows:

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



       (i) Upon payment of the amounts set forth in paragraphs 3(i) and 3(ii) of this Settlement Agreement, NBAP, Panini and Newco will execute and cause to be filed in the Southern District of New York a stipulation of dismissal of the Panini Litigation in its entirety, pursuant to Federal Rule of Civil Procedure 41(a)(1)(ii) with prejudice and without costs to any party.

       (ii) Within one business day of the execution of the stipulation of dismissal of the Panini Litigation by NBAP, Newco will execute and cause to be filed in the Delaware Court a notice of voluntary dismissal of the Adversary Proceeding in its entirety with prejudice and without costs to any party, pursuant to Federal Rule of Civil Procedure 41(a)(1)(i).

       (iii) It is agreed and the Order of Approval shall provide that NBAP is released from any claims arising out of the 60(b) Motion, to the extent that any such claims survive the Assumption and the releases granted in this Settlement Agreement; provided however that the release shall be subject to the occurrence of any one of the Contingencies and the voiding of this Settlement Agreement as set forth in paragraph 7, and its sub-paragraphs i, ii, iii and v, but excepting the occurrence of the Contingency set forth in sub-paragraph 7(iv) and the voiding of the Agreement solely by reason of that Contingency, in which case the release shall survive the voiding of this Settlement Agreement.

       (iv) Upon entry by the Court of the Order of Approval, NBAP agrees that it will withdraw its objection to the 60(b) motion, provided, however, that such withdrawal will be without prejudice to NBAP's rights to renew its objection solely in the event the release granted in paragraph 5(iii) fails to become or remain effective, pursuant to the provisos therein. Upon the non-occurence of all of the Contingencies set forth in paragraph 7 of this Settlement Agreement, NBAP's withdrawal of its objection to the 60(b) motion shall be with prejudice.

       (v) Within 5 days of the execution of this Settlement Agreement, the parties will execute consent orders staying both the Panini Litigation and the Adversary Proceeding (or otherwise suspending them or placing them on inactive status as the courts may direct), and submit these consent orders for endorsement by the Southern District and the Delaware Court respectively, which consent orders and resulting stays will terminate and be lifted by their own terms, without prejudice to any party to prosecute either of the matters, upon the occurrence of any one of the Contingencies and the voiding of this Settlement Agreement as set forth in paragraph 7 herein.

       (vi) Upon the entry of the Order of Approval and upon payment of the amounts set forth in paragraphs 3(i) and 3(ii) of this Settlement Agreement, NBAP agrees that the Allowed Claim will constitute its entire claim in classes 4A through 4I of the Plan and NBAP waives and releases any other claims it has or may have in classes 4A through 4I of the Plan.

6. Mutual General Release. Upon the entry of the Order of Approval and payment to NBAP of the amounts set forth in paragraph 3(i) and 3(ii) of this Settlement Agreement, NBAP, Debtors, the Trustee and Panini hereby mutually release, forever discharge, and, covenant not to sue one another, their past and present directors, partners, managers, officers, shareholders, agents, employees, attorneys, successors, assigns and any parent, subsidiary or affiliated corporations, partnerships and other entities, and each of them, separately and collectively, from and/or for any and all claims, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, asserted or unasserted, direct or indirect that each has had in the past, or now has, or may have in the future against each other for, upon or by reason of any act, omission, or other matter, cause, or thing whatsoever, from the beginning of the world to the date hereof, including, without limitation, all matters arising directly or indirectly out of, or related in any way to the License Agreement, the Litigations, including, without limitation, those claims that are the subject of Proofs of Claims (including without limitation claim numbers 584 through 589, inclusive) filed against the Debtors in the Bankruptcy Proceeding, provided that:

            (i) nothing in this mutual general release shall be construed as releasing, waiving or otherwise discharging claims relating to compliance with the terms and conditions of this Settlement Agreement, the Amended License Agreement or the Plan, or any agreement, instrument or other document to be executed as contemplated by those agreements or the Plan, and further provided that
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

       (ii) nothing in this mutual general release shall be construed as releasing, waiving or otherwise discharging claims belonging to NBAP relating to any uses of NBAP's intellectual property not authorized by the terms of the License Agreement or the Amended License Agreement, and further provided that

       (iii) nothing in this mutual general release shall be construed as releasing, waiving or otherwise discharging inter-company claims between the Debtors, Newco or Panini not related to the License Agreement.

7. Termination of Settlement Agreement. This Settlement Agreement shall be void ab initio and of no force and effect, the parties will revert to and retain all of their rights as of the date of this Settlement Agreement and nothing in this Settlement Agreement, the Motion or the Approval Order will be used to interpret the License Agreement, upon the happening of any of the following events (the "Contingencies"):

       (i) A Qualified Transaction occurs.

       (ii) The Court enters an Order denying the Trustee's motion for an Order of Approval (the "Denial Order") and such Denial Order becomes final and no longer appealable, or, in the event of a timely appeal, all avenues of appeal of the Denial Order are exhausted.

       (iii) The Court's Order confirming the Plan is reversed on appeal and that reversal, or, in the case of remand a subsequent Order of the Court denying confirmation, becomes final and no longer appealable, or, in the event of a timely appeal, all avenues of appeal are exhausted.

       (iv) NBAP does not receive the payments provided in paragraphs 3(i) and 3(ii) of this Settlement Agreement by December 15, 1998.

       (v) The Consummation Date shall not have occurred on or before November 30, 1998, and either NBAP, the Plan Proponents or the Trustee provides written notice of intent to terminate and void this Settlement Agreement.

8. Termination for Non-Payment. NBAP may terminate the Amended License Agreement if the payments provided in Section 3 hereof are not made when due, upon written notice made within thirty days from a payment's due date. In the event of a termination of the Amended

License Agreement under this paragraph 8, the sell-off rights set forth in paragraph 14 of the Amended License Agreement shall not be applicable.

9. Representations And Warranties. The parties to this Settlement Agreement jointly and mutually represent and warrant to each other that as follows:

       (i) that no other person or entity has any interest in the claims, demands, obligations, or causes of action arising out of the License Agreement, the Panini Litigation or the Adversary Proceeding and each of them have the sole right and exclusive authority to execute this Settlement Agreement, and that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claims, demands, obligations, or causes of action arising out of the License Agreement or the Panini Litigation or the Adversary Proceeding.

       (ii) that they were represented by counsel of their choice at the time of the execution of this Settlement Agreement, that they have relied upon the legal advice of their counsel, that the terms of the Settlement Agreement have been completely read and explained to them by their counsel, that the Trustee and responsible officials of each of the other parties have read this Settlement Agreement and that the terms of this Settlement Agreement are fully understood and voluntarily accepted by all of them.

       (iii) that the persons signing below on their behalf have full right, power and authority to sign this Settlement Agreement.

10. Settlement Agreement Not An Admission. Nothing in this Settlement Agreement, the Motion or the Order of Approval shall be construed as an admission of the rights or liabilities of any entity, or of any other issue of fact or law. Nothing in this Settlement Agreement shall be used to interpret the Amended License Agreement.

11. Confidentiality. The parties understand and acknowledge that the terms of the Amended License Agreement are confidential and it is agreed that no party shall divulge those terms to any third party except as may be required by law or to fulfill the terms of this Settlement Agreement or the Amended License Agreement and, to the extent any disclosure of the terms of the Amended License Agreement is necessary under the provisions of this paragraph, the party


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

making the disclosure will take all steps to minimize the scope of such disclosure, where possible making such disclosure only pursuant to an agreement of confidentiality with the third party to whom the terms are disclosed and/or, where disclosure is necessary in the course of litigation, pursuant to a protective order from the relevant court; and, prior to filing the Amended License Agreement with the Court, the Trustee shall obtain a Protective Order preserving the confidentiality of the terms of the Amended License Agreement and to permit its filing with the Court under seal.

12. Execution. This Settlement Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and it is further agreed that facsimile signatures by any party shall be deemed effective and binding for all purposes stated herein.

13. Settlement Agreement Binding. This Settlement Agreement shall be binding upon the parties and their successors and assigns.

       WHEREFORE, the parties have signed this Settlement Agreement on the date first above written.



NBA PROPERTIES, INC.

By: _/s/ Harvey E. Benjamin____

Name: _Harvey E. Benjamin__________

Title: _Senior VP_____________________


MARVEL ENTERTAINMENT GROUP, INC.

By: _/s/ August J. Liguori______________

Name: _August J. Liguori___________

Title: _E.V.P.________________________






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


FLEER CORPORATION

By: _/s/ Michael K. Eastwood________

Name: _Michael K. Eastwood________

Title: __VP & Controller______________


SKYBOX INTERNATIONAL, INC.

By: _/s/ Michael K.Eastwood_________

Name: _Michael K. Eastwood________

Title: __VP & Controller__________


PANINI, S.P.A.

By: __/s/ Aldo Hugo Sallustro_______

Name: _Aldo Hugo Sallustro_________

Title: _Managing Director__________





_/s/ John J. Gibbons__________
John J. Gibbons, Chapter 11 Trustee
for Marvel, Fleer and Skybox


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